Exhibit 99-B.9 Opinion and Consent of Counsel

ING LOGO AMERICAS US Legal Services Michael A. Pignatella Counsel (860) 580-2831 Fax: (860) 580-4934 Michael.Pignatella@us.ing.com

April 15, 2007

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549 Attention: Filing Desk

Re:	ING Life Insurance and Annuity Company and its Variable Annuity Account C
Post-Effective Amendment No. 5 to Registration Statement on Form N-4
Prospectus Title: ING express Variable Annuity
File Nos. 33-129091 and 811-2513

Ladies and Gentlemen:

The undersigned serves as counsel to ING Life Insurance and Annuity Company, a Connecticut life insurance company (the “Company”). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities (the “Securities”) under the Securities Act of 1933 (the “Securities Act”) as provided in Rule 24f-2 under the Investment Company Act of 1940 (the “Investment Company Act”).

In connection with this opinion, I have reviewed the N-4 Registration, as amended to the date hereof, and this Post-Effective Amendment No. 5. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purpose of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies.

One Orange Way	ING North America Insurance Corporation
Windsor, CT 06095-4774

I am admitted to practice law in Connecticut, and do not purport to be an expert on the laws of any other state. My opinion herein as to any other law is based upon a limited inquiry thereof which I have deemed appropriate under the circumstances.

Based upon the foregoing, and, assuming the Securities are sold in accordance with the provisions of the prospectus, I am of the opinion that the Securities being registered will be legally issued and will represent binding obligations of the Company.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Michael A. Pignatella Michael A. Pignatella